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                                                                     EXHIBIT 2.1


                          AGREEMENT AND PLAN OF MERGER

                                       OF

                                    ACQUIROR

                                       AND

                                     TARGET


               This Agreement and Plan of Merger, dated as of the 10th day of February, 1998 ("Merger Agreement"), between Cisco Systems, Inc., a California corporation ("Acquiror"), and LightSpeed International, Inc., a Virginia corporation ("Target").

                                    RECITALS

        A. Target has outstanding shares of Common Stock ("Target Common Stock"), shares of Series A Preferred Stock (the "Target Series A Preferred Stock") and shares of Series B Preferred Stock (the "Target Series B Preferred Stock"). The Target Series A Preferred Stock and Series B Preferred Stock are hereinafter referred to as the "Target Preferred Stock," and together with the Target Common Stock as the "Target Shares." Acquiror has outstanding shares of Common Stock ("Acquiror Common Stock"). The Target Shares and the Target Options (as defined below) are referred to herein as the "Target Capital Stock."

        B. Acquiror and Target have entered into an Agreement and Plan of Reorganization (the "Agreement and Plan of Reorganization") providing for certain representations, warranties, covenants and agreements in connection with the transactions contemplated hereby.

        C. The Boards of Directors of Target and Acquiror deem it advisable and in their mutual best interests and in the best interests of the shareholders of Target, that Target be acquired by Acquiror through a merger ("Merger") of Target with and into Acquiror.

        D. The Boards of Directors of Acquiror and Target and the shareholders of Target have approved the Merger.



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                                   AGREEMENTS

               The parties hereto hereby agree as follows:

               1. Target shall be merged with and into Acquiror, and Acquiror shall be the surviving corporation.

               2. The Merger shall become effective at such time (the "Effective Time" of the Merger) that is the later of: (i) the time that this Merger Agreement and the officers' certificate of Target is filed with the Secretary of State of the State of California pursuant to Section 1103 of the Corporations Code of the State of California and (ii) the time that a Certificate of Merger is issued by the State Corporation Commission of the Commonwealth of Virginia.

               3. The maximum number of shares of Acquiror Common Stock to be issued in connection with the Merger and pursuant to options to purchase shares of Target Common Stock ("Target Options") assumed in the Merger shall be equal to (i) 3,000,000 shares if the average of the closing bid price for a share of Acquiror Common Stock as quoted on the Nasdaq National Market for the ten (10) trading days immediately preceding and ending on the trading day that is five
(5) calendar days prior to the closing date as set forth in the Agreement and Plan of Reorganization (the "Closing Date") (the "Aquiror Stock Price") is at least $50 per share but not more than $66.67 per share; or (ii) if the Acquiror Stock price is less than $50 per share or more than $66.67 per share, then that number of shares of Acquiror Common Stock obtained by dividing $200,000,000 by the Acquiror Stock Price but in no event more than 3,300,000 shares or less than 2,700,000 shares (the number of shares determined pursuant to (i) or (ii) above being referred to herein as the "Total Acquiror Shares"), reduced as a result of any Dissenting Shares (as defined below). No other adjustment shall be made in the number of shares of Acquiror Common Stock issued in the Merger as a result of (x) any increase or decrease in the market price of Acquiror Common Stock prior to the Effective Time not otherwise required by the immediately preceding sentence, or (y) any cash proceeds received by Target from the date hereof to the Closing Date pursuant to the exercise of currently outstanding options to acquire Target Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Target Capital
Stock:

                      (i) At the Effective Time each share of Target Preferred Stock issued and outstanding at the Effective Time (other than shares owned by Target, Acquiror or any direct or indirect wholly-owned subsidiary of Acquiror and shares, if any held by persons who have not voted such shares for approval of the Merger and with respect to which such persons shall become entitled to exercise dissenters' rights in accordance with the laws of the state of Virginia ("Dissenting Shares")) shall be converted and exchanged for such number of shares of Acquiror Common Stock as shall be determined in accordance with the liquidation preferences set forth in Target's Articles of Incorporation. The total number of shares of Acquiror Common Stock to be exchanged for Target Preferred Stock is referred to herein as

                                       2.

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the "Preferred Component", and the exchange ratio so determined is referred to as the "Preferred Exchange Ratio."

                      (ii) At the Effective Time each share of Target Common Stock issued and outstanding immediately prior to the Effective Time (other than shares owned by Target, Acquiror or any direct or indirect wholly-owned subsidiary of Acquiror and Dissenting Shares) shall be converted and exchanged for such number of shares of Acquiror Common Stock as shall be determined by subtracting the Preferred Component from the Total Acquiror Shares and dividing the result by the sum of (i) the number of shares of outstanding Target Common Stock and (ii) the number of shares of Target Common Stock underlying all outstanding Target Options. The total number of shares of Acquiror Common Stock to be exchanged for Target Common Stock is referred to herein as the "Common Component", and the exchange ratio so determined is referred to herein as the "Common Exchange Ratio". The Common Exchange Ratio and any Preferred Exchange Ratios are collectively referred to herein as the "Exchange Ratios".

                      (iii) At the Effective Time, each Target Option outstanding immediately prior to the Effective Time shall be converted and exchanged for options to purchase such number of shares of Acquiror Common Stock ("Acquiror Options") as shall be equal to the product of (a) the number of shares of Target Common Stock that were subject to such Target Option and (b) the Common Exchange Ratio, such product to be rounded down to the nearest whole number of shares of Acquiror Common Stock. The exercise price of each Acquiror Option shall equal the quotient obtained by dividing (a) the per share exercise price of the Target Option by (b) the Common Exchange Ratio.

               4. Any Dissenting Shares shall not be converted into Acquiror Common Stock but shall be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to the law of the Commonwealth of Virginia. If after the Effective Time any Dissenting Shares shall lose their status as Dissenting Shares, then as of the occurrence of the event which causes the loss of such status, such shares shall be converted into Acquiror Common Stock in accordance with Section 3.

               5. No fractional shares of Acquiror Common Stock shall be issued, but in lieu thereof each holder of Target Shares who would otherwise, but for rounding as provided herein, be entitled to receive a fraction of a share of Acquiror Common Stock shall receive from Acquiror an amount of cash (rounded to the nearest whole cent) equal to the product of (i) such fraction, multiplied by
(ii) the average closing bid of a share of Acquiror Common Stock for the ten most recent days that Acquiror Common Stock has traded ending on the trading day immediately prior to the Effective Time, as reported on the Nasdaq National Market. The fractional share interests of each Target shareholder shall be aggregated, so that no Target shareholder shall receive cash in an amount greater than the value of one full share of Acquiror Common Stock.



                                       3.

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               6. The conversion of Target Common Stock into Acquiror Common
Stock as provided by this Merger Agreement shall occur automatically at the Effective Time of the Merger without action by the holders thereof. Each holder of Target Common Stock shall thereupon be entitled to receive shares of Acquiror Common Stock in accordance with Section 3. Such shareholder shall receive certificates that represent that number of shares of Acquiror Common Stock in accordance with the following procedures:

                      (a) As soon as practicable after the Effective Time of the Merger, Acquiror shall make available for exchange in accordance with Section 3, through such reasonable procedures as Acquiror may adopt, the shares of Acquiror Common Stock issuable pursuant to Section 3 in exchange for outstanding shares of Target Common Stock.

                      (b) No dividends on the Acquiror Shares shall be paid to the holder of any unsurrendered certificate of Target Capital Stock until the holder of record of such certificate shall surrender such certificate. Subject to the effect, if any, of applicable escheat and other laws, following surrender of any certificate, there shall be delivered to the person entitled thereto, without interest, the amount of dividends theretofore paid with respect to the Acquiror Shares so withheld as of any date subsequent to the Effective Time of the Merger and prior to such date of delivery.

                      (c) All Acquiror Shares delivered upon the surrender for exchange of Target Shares in accordance with the terms hereof shall be deemed to have been delivered in full satisfaction of all rights pertaining to such Target Shares. There shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Target Shares that were outstanding immediately prior to the Effective Time of the Merger. If, after the Effective Time of the Merger, certificates are presented to Acquiror for any reason, they shall be cancelled and exchanged as provided in this Section 6.

               7. At the Effective Time of the Merger, the separate existence of Target shall cease, and Acquiror shall succeed, without other transfer, to all of the rights and properties of Target and shall be subject to all the debts and liabilities thereof in the same manner as if Acquiror had itself incurred them.

               8. This Merger Agreement is intended as a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended.

               9. (a) The Amended and Restated Articles of Incorporation of Acquiror in effect immediately prior to the Effective Time shall be the Amended and Restated Articles of Incorporation of the Surviving Corporation unless and until thereafter amended.

                  (b) The Bylaws of Acquiror in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation unless and until amended or repealed as provided by applicable law, the Articles of Incorporation of the Surviving Corporation and such Bylaws.



                                       4.

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                      (c) The directors and officers of Acquiror immediately
prior to the Effective Time shall be the directors and officers of the Surviving Corporation.

               10. (a) Notwithstanding the approval of this Merger Agreement by the shareholders of Target, this Merger Agreement may be terminated at any time prior to the Effective Time of the Merger by mutual agreement of the Boards of Directors of Acquiror and Target.

                      (b) Notwithstanding the approval of this Merger Agreement by the shareholders of Target, this Merger Agreement shall terminate forthwith in the event that the Agreement and Plan of Reorganization shall be terminated as therein provided.

                      (c) In the event of the termination of this Merger Agreement as provided above, this Merger Agreement shall forthwith become void and there shall be no liability on the part of Target or Acquiror or their respective officers or directors, except as otherwise provided in the Agreement and Plan of Reorganization.

                      (d) This Merger Agreement may be signed in one or more counterparts, each of which shall be deemed an original and all of which shall constitute one agreement.

                      (e) This Merger Agreement may be amended by the parties hereto any time before or after approval hereof by the shareholders of Target, but, after such approval, no amendments shall be made which by law require the further approval of such shareholders without obtaining such approval. This Merger Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.




                                       5.

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               IN WITNESS WHEREOF, the parties have executed this Merger
Agreement as of the date first written above.


                                    ACQUIROR



                                    By:     /S/ JOHN T. CHAMBERS
                                            ------------------------------------
                                            John T. Chambers, President


                                    By:     /S/ LARRY R. CARTER
                                            ------------------------------------
                                            Larry R. Carter, Secretary


                                    TARGET



                                    By:     /S/ LEV VOLFTSUN
                                            ------------------------------------
                                            Lev Volftsun, President



                                    By:     /S/ IAN LANDY
                                            ------------------------------------
                                            Ian Landy, Secretary





                     [SIGNATURE PAGE TO AGREEMENT OF MERGER]